Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Northfield Bancorp Inc., and subsidiaries:

We consent to the incorporation by reference in the registration statement No. 333-147500 on Form S-8, of Northfield Bancorp, Inc. (the Company), of our report dated March 15, 2012, relating to the consolidated balance sheets of Northfield Bancorp, Inc. and subsidiaries as of December 31, 2011 and 2010 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011 and the effectiveness of internal control over financial reporting as of December 31, 2011 incorporated by reference herein.

/s/ KPMG LLP

Short Hills, New Jersey

March 15, 2012